Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Destination Maternity Corporation:

We consent to the use of our reports dated December 14, 2010, with respect to the consolidated balance sheets of Destination Maternity Corporation and subsidiaries as of September 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 30, 2010, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 9, 2011